Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of March 12, 2024, is made by and among Bite Acquisition Corp., a Delaware corporation (“SPAC”), Above Food Corp., a Saskatchewan corporation (the “Company”), Above Food Ingredients Inc. (formerly known as 2510169 Alberta Inc.), an Alberta corporation and a direct, wholly owned subsidiary of the Company (“TopCo”), and Above Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of TopCo (“Merger Sub”). SPAC, the Company, TopCo and Merger Sub are referred to herein collectively as “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 29, 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Amendment to the Business Combination Agreement.

(a)           Amendments to Section 1.1. Section 1.1 of the Business Combination Agreement is hereby amended to delete the defined terms “Earnout Shares” and “Sponsor Earnout Shares” in their entirety. The definition of “Diluted Company Shares” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Diluted Company Shares” means, as of immediately prior to the Share Exchange Effective Time, the sum, without duplication, of (a) the aggregate number of all (i) issued and outstanding Company Shares, including the Company Bonus Shares, as of March 12, 2024 (ii) Company Common Shares issuable upon exercise of the Company In-The-Money Vested Options (assuming exercise on a cashless basis), (iii) Company Common Shares issuable upon settlement of the Company RSUs, (iv) Company Common Shares issuable upon exercise of the Company In-the-Money Warrants, plus (b) the aggregate number of Company Common Shares equal to (i) the ANF Purchase Consideration Shares divided by (ii) the ratio determined by dividing the Company Shareholder Transaction Consideration by the number of Company Shares set forth in subsection (a) (and excluding, for the avoidance of doubt, subsections (b) and (c)) plus (c) the aggregate number of Company Common Shares equal to (i) the aggregate number of TopCo Common Shares issued as Convertible Loan PIK Interest Shares divided by (ii) the ratio determined by dividing the Company Shareholder Transaction Consideration by the number of Company Shares set forth in subsection (a) (and excluding, for the avoidance of doubt, subsections (b) and (c)).

(b)           Amendments to Section 1.2. Section 1.2 of the Business Combination Agreement is hereby amended to delete references to the defined terms “Sponsor First Tranche Earnout Shares” and “Sponsor Second Tranche Earnout Shares” in their entirety.

(c)           Amended and Restated Section 2.3(h). Section 2.3(h) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(h)        Treatment of SPAC Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, TopCo, Merger Sub, the Company or the holders of SPAC Common Stock, each issued and outstanding share of SPAC Common Stock (other than the shares of SPAC Common Stock that will be cancelled pursuant to Section 2.3(j) and after giving effect to the SPAC Share Redemption) shall be automatically converted into and exchanged for the right to receive one (1) TopCo Common Share (the “SPAC Per Share Merger Consideration”), following which each SPAC Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist by virtue of the Merger, and each holder of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time shall thereafter cease to have any rights with respect to the shares of SPAC Common Stock, except as provided herein or by applicable Law. TopCo shall use commercially reasonable efforts to cause the TopCo Common Shares issued pursuant to this Section 2.3(h) to be issued in book-entry form as of the Merger Effective Time. In accordance with Section 262(b) of the DGCL, no appraisal rights will be available to holders of SPAC Common Stock in connection with the Merger.”

(d)           Amended and Restated Section 2.8. Section 2.8 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 2.8         Earnout Shares.

(a)          At the Share Exchange Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, each Company Shareholder shall be entitled to receive the portion of the Company Earnout Shares to which he, she or it is entitled in accordance with the Allocation Schedule, Section 2.6 and this Section 2.8.

(b)          From and after the Closing, a number of Company Earnout Shares shall be issued upon exercise of Assumed Warrants, converted into TopCo Common Shares and/or redeemed, as follows:

(i)           if at any time during the Earnout Period, (x) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $12.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (y) the Adjusted EBITDA of TopCo for the fiscal year ending January 31, 2025 is greater than or equal to $21,200,000 based on the audited consolidated financial statements for such period or (z) there occurs any transaction resulting in a Change of Control with a valuation of the TopCo Common Shares that is greater than or equal to $12.50 per TopCo Common Share (such value per share to be calculated without giving effect to the conversion of any applicable Company Earnout Shares) (any such event, a “First Tranche Earnout Target”), then, upon the earlier First Tranche Earnout Target to occur, all of the TopCo Class A Earnout Shares shall automatically be converted into TopCo Common Shares; provided that the TopCo Class A Earnout Shares shall convert into TopCo Common Shares only once upon the earlier occurrence of one of the First Tranche Earnout Targets and, thereafter no additional TopCo Class A Earnout Shares shall convert into TopCo Common Shares under this Section 2.8(b)(i).

(ii)          if at any time during the Earnout Period, (x) on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the TopCo Common Shares is greater than or equal to $15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions), (y) the Adjusted EBITDA of TopCo for the fiscal year ending January 31, 2026 is greater than or equal to $32,900,000 based on the audited consolidated financial statements for such period, or (z) there occurs any transaction resulting in a Change of Control with a valuation of the TopCo Common Shares that is greater than or equal to $15.00 per TopCo Common Share (such value per share to be calculated without giving effect to the conversion of any applicable Company Earnout Shares) (any such event, a “Second Tranche Earnout Target”), then, upon the earlier Second Tranche Earnout Target to occur, all of the TopCo Class B Earnout Shares shall automatically be converted into TopCo Common Shares; provided that the TopCo Class B Earnout Shares shall convert into TopCo Common Shares only once upon the earlier occurrence of one of the Second Tranche Earnout Targets and, thereafter no additional TopCo Class A Earnout Shares shall convert into TopCo Common Shares under this Section 2.8(b)(ii).

(iii)        upon exercise of an Assumed Warrant during the Earnout Period, TopCo shall issue to the holder thereof the Company Earnout Shares allocated thereto pursuant to Section 2.5(a)(vi); provided that (x) no TopCo Class A Earnout Shares or TopCo Class B Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Company Earnout Shares are redeemed pursuant to Section 2.8(b)(iv), (y) no TopCo Class A Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the First Tranche Earnout Target has been achieved and (z) no TopCo Class B Earnout Shares will be issuable to holders of Assumed Warrants upon exercise thereof if, prior to such exercise, the Second Tranche Earnout Target has been achieved;

(iv)         if (y) there occurs any transaction resulting in a Change of Control and the applicable valuation of the TopCo Common Shares (such value per share to be calculated without giving effect to the conversion of any applicable Company Earnout Shares) is less than the respective dollar values set forth in Section 2.8(b)(i) and Section 2.8(b)(ii) above or (z) any Company Earnout Share has not been converted into TopCo Common Shares on the last date of the Earnout Period, then each such Earnout Share shall automatically be cancelled or redeemed, without any action or consent on the part of the holders of Company Earnout Shares, and without any consideration paid to any holder of Company Earnout Shares, except in the case of TopCo Class A Earnout Shares and TopCo Class B Earnout Shares, which shall be redeemed at a price of US$0.00000000001 per TopCo Class A Earnout Share or TopCo Class B Earnout Share.

(c)          TopCo shall take such actions as are reasonably requested by any holder of Company Earnout Shares, as applicable, to evidence the issuances to or ownership by him, her or it of TopCo Common Shares pursuant to this Section 2.8, including through the provision of an updated securities registry showing such issuances (as certified by an officer of TopCo responsible for maintaining such registry or the applicable registrar or transfer agent of TopCo).

(d)          In the event TopCo shall at any time during the Earnout Period effect a subdivision or consolidation of the outstanding TopCo Common Shares into a greater or lesser number of TopCo Common Shares, then (i) any Company Earnout Shares that have not converted into TopCo Common Shares shall be subdivided or consolidated in the same manner and (ii) the dollar values set forth in Section 2.8(b)(i) and Section 2.8(b)(ii) above shall be adjusted accordingly to provide to the Company Shareholders the same economic effect as contemplated by this Agreement prior to such corporate event.

(e)          During the Earnout Period, TopCo shall take all reasonable efforts for TopCo to remain listed as a public company on, and for the TopCo Common Shares (including, for the avoidance of doubt, the TopCo Common Shares issuable in accordance with this Section 2.8) to be tradable over, the NYSE or Nasdaq, as applicable; provided, however, the foregoing shall not limit TopCo from consummating a Change of Control or entering into a Contract that contemplates a Change of Control. Subject to the terms hereof, upon the consummation of any Change of Control during the Earnout Period, other than as set forth in Section 2.8(b)(iv) above, TopCo shall have no further obligations pursuant to this Section 2.8(e).

(f)           Maximum Earnout Shares. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreements, the aggregate number of TopCo Common Shares issuable pursuant to this Section 2.8 on conversion of Company Earnout Shares that are issued in exchange for Company Common Shares at the Share Exchange Effective Time shall not exceed 6,114,620 TopCo Common Shares, as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions.”

2.     Effect of Amendment. Except as set forth herein, all other terms and provisions of the Business Combination Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference in the Business Combination Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Business Combination Agreement as amended or otherwise modified by this Amendment.

3.     Construction. This Amendment shall be governed by all provisions of the Business Combination Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

4.     Entire Agreement. This Amendment together with the Business Combination Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. In the event of a conflict between the terms of the Business Combination Agreement, on the one hand, and this Amendment, on the other hand, the terms of this Amendment shall prevail.

5.     Counterparts. This Amendment may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Amendment transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

SPAC:	BITE ACQUISITION CORP.

	By:	/s/ Alberto Ardura González
Name: Alberto Ardura González
Title: Chief Executive Officer

COMPANY:	ABOVE FOOD CORP.

	By:	/s/ Lionel Kambeitz
Name: Lionel Kambeitz
Title: President

TOPCO:	ABOVE FOOD INGREDIENTS INC.

	By:	/s/ Lionel Kambeitz
Name: Lionel Kambeitz
Title: Chief Executive Officer

MERGER SUB:	ABOVE MERGER SUB, INC.

	By:	/s/ Lionel Kambeitz
Name: Lionel Kambeitz
Title: President

[Signature Page to Amendment No. 1 to Business Combination Agreement]